AMERITECH MANAGEMENT COMMITTEE
                    SHORT TERM INCENTIVE PLAN

   (As Amended and Restated Effective as of February 1, 1998)



                 AMERITECH MANAGEMENT COMMITTEE
                    SHORT TERM INCENTIVE PLAN

   (As Amended and Restated Effective as of February 1, 1998)


                        TABLE OF CONTENTS


SECTION                                      PAGE
  1      Purpose                              1

  2      Eligibility                          1

  3      Performance Periods                  1

  4      Administration                       1

  5      Performance Goals                    1

  6      Target Incentives and Payout Schedule1

  7      Incentive Payout Calculation         2

  8      Reduction of Calculated Payouts      2

   9      Payouts                             2

   10     Change in Control                   2

   11     Miscellaneous Provisions            4

   12     Adoption and Duration               4











                 AMERITECH MANAGEMENT COMMITTEE
                    SHORT TERM INCENTIVE PLAN

   (As Amended and Restated Effective as of February 1, 1998)


     1.   Purpose.  The purpose of the Ameritech Corporation
Management Committee Short Term Incentive Plan (the "Plan") is to provide key executives of Ameritech Corporation (the "Company") with incentive compensation based upon the achievement of established annual performance goals.

     2. Eligibility. The individuals eligible to participate in the Plan (the "Participants") are the Chief Executive Officer of the Company and each other executive officer who is for all or any part of a Performance Period (as hereinafter defined) a member of the Management Committee of the Company. If a Participant is a member of the Management Committee for less than a full Performance Period, his or her payout under the Plan for such Performance Period shall be prorated based on the portion of the Performance Period he or she served as a member of the Management Committee.

     3. Performance Periods. Each performance period for purposes of the Plan shall have a duration of one calendar year, commencing January 1 and ending December 31.

     4. Administration. The Compensation Committee of the Board of Directors of the Company (the "Committee") shall have the full power and authority to administer and interpret the Plan and to establish rules for its administration. Such power and authority shall include proration or adjustment of awards in the case of retirement, termination, changes in base salary, dismissal, death and other conditions as appropriate.

     5. Performance Goals. On or before the 90th day of each Performance Period, the Committee shall establish in writing one or more performance criteria for the Performance Period, the weighting of the performance criteria if more than one. The performance criteria shall be quantifiable financial measures for the Company as a whole and may include net income, earnings per share, cash flow, revenues, or total shareowner return. To the extent net income is used alone or as a component of another performance criteria, it shall mean net income as reported to shareowners, but before losses resulting from discontinued operations, extraordinary losses (in accordance with generally accepted accounting principles, as currently in effect), the cumulative effect of changes in accounting principles and other unusual, non-recurring items of loss that are separately identified and quantified in the Company's audited financial statements.

     6. Target Incentives and Payout Schedule. On or before the 90th day of each Performance Period, the Committee shall establish in writing a target incentive award for each Participant and a payout schedule specifying the percentages, ranging from 0% to 150%, of the target awards to be paid for varying levels of attainment of the financial performance criteria established pursuant to Section 5.

     7. Incentive Payout Calculation. As soon as practicable after release of the Company's financial results for the Performance Period, the Committee will certify the Company's attainment of the financial performance criteria established for such Performance Period pursuant to Section 5 and will calculate the possible payout of incentive awards for each Participant under the payout schedule established pursuant to Section 6.

     8. Reduction of Calculated Payouts. The Committee shall have the power and authority to reduce or eliminate for any reason the payout calculated pursuant to Section 7 that would otherwise be payable to a Participant based on the established target award and payout schedule.

     9. Payouts. After calculation of incentive payouts pursuant to Section 7 and any reduction or elimination thereof pursuant to Section 8, the Committee shall certify the amount of the payout to each Participant under the Plan for the Performance Period. In no event shall the payout under the Plan to any Participant for any Performance Period exceed $4.5 million. Payment of the incentive award determined in accordance with the Plan for each Performance Period shall be made to a Participant in cash. Awards payable pursuant to the Plan may be deferred by a Participant under the terms of the Ameritech Senior Management Supplemental Savings and Deferral Plan in effect from time to time, provided that awards under the Plan so deferred may not be distributed to the Participant until the Participant's retirement with a service pension under the Company's Management Pension Plan or termination of employment.

     10. Change in Control. If a Change in Control (as defined below) occurs, then each Participant who is actively employed by the Company on the date of the Change in Control shall receive, as soon as practicable following the earlier of his termination of employment or the end of the calendar year in which such Change in Control occurs, not less than 100% of the target award established for the Participant pursuant to Section 6 for the Performance Period in which the Change in Control occurs, subject to upward adjustment based on the criteria established by the Committee prior to the Change in Control. For purposes of the Plan, the term "Change in Control" means a change in the beneficial ownership of the Company's voting stock or a change in the composition of the Company's Board of Directors which as follows:

     (i)  any "person" (as such terms is used in Section
          13(d) and 14(d)(2) of the Securities Exchange Act of 1934) other than:

          (A)  a trustee or other fiduciary holding
               securities under an employee benefit plan of the Company; or

          (B) the Participant or any other person acting in concert with the Participant;

          is or becomes a beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of
          1934), directly or indirectly, of stock of the Company representing 20% or more of the total voting power of the Company's then outstanding stock; provided, however, that this paragraph (i) shall not apply to any tender offer made pursuant to an agreement with the Company approved by the Company's Board of Directors and entered into before the offeror has become a beneficial owner of stock of the Company representing 5% or more of the combined voting power of the Company's then outstanding stock;

     (ii) a tender offer is made for the stock of the Company, and the person making the offer owns or has accepted for payment stock of the Company representing 20% or more of the total voting power of the Company's then outstanding stock;
          provided, however, that this paragraph (ii) shall not apply to any tender offer made pursuant to an agreement with the Company approved by the Company's Board of Directors and entered into before the offeror has become a beneficial owner of stock of the Company representing 5% or more of the combined voting power of the Company's then outstanding stock;

     (iii) during any period of twelve consecutive months there shall cease to be a majority of the Board of Directors comprised as follows: individuals who at the beginning of such period constitute the Board of Directors and any new director(s) whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least 80% of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved; or

     (iv) the stockholders of the Company approve a merger or consolidation of the Company with, or a sale of all or substantially all of the Company's assets to, any other company other than:

          (A) a merger or consolidation which would result in the Company's voting stock outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting stock of the surviving entity) more than 55% of the combined voting power of the Company's or such surviving entity's outstanding voting stock immediately after such merger or consolidation; or

          (B) a merger or consolidation which would result in the directors of the Company who were directors of the Company who were directors immediately prior thereto continuing to constitute at least a majority of the directors of the surviving entity immediately after such merger or consolidation.

For purposes of paragraph (iv) above, the phrase "surviving entity" shall mean only an entity in which all of the Company's stockholders who are stockholders immediately before the merger or consolidation (other than stockholders exercising dissenter rights) become stockholders by the terms of the merger or consolidation, and the phrase "directors of the Company who were directors immediately prior thereto" shall not include (1) any director of the Company who was designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (i) or paragraph (iv) above, or (2) any director who was not a director at the beginning of the twelve-consecutive-month period preceding the date of such merger or consolidation, unless his election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least 80% of the directors who were directors before the beginning of such period.

     11.  Miscellaneous Provisions.

          (a) The Board of Directors shall have the right to suspend or terminate this Plan at any time and may amend or modify the Plan with respect to future Performance Periods prior to the beginning of any Performance Period, provided that no such amendment or modification shall materially increase benefits payable to Participants under the Plan unless such amendment or modification shall have been approved by the shareowners of the Company.

          (b)  Nothing contained in the Plan or any
     agreement related hereto shall affect or be construed as affecting the terms of employment of any Participant except as specifically provided herein or therein. Nothing contained in the Plan or any agreement related hereto shall impose or be construed as imposing any obligation on (i) the Company to continue the employment of any Participant or (ii) any Participant to remain in the employ of the Company.

     12. Adoption and Duration. The Plan shall become effective as of the first day of the year in which it is approved by the shareowners of the Company and the Plan shall remain in effect for a period of five (5) calendar years.